Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 30, 2010
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

JOHN POLLOCK APPOINTED CHIEF OPERATING OFFICER OF AETRIUM INCORPORATED

St. Paul, Minn. (8/30/10)—Aetrium Incorporated (Nasdaq:ATRM) today announced that John Pollock, President of the Company, will now also serve as its Chief Operating Officer. Mr. Pollock has been with Aetrium for 14 years and has successfully served in a variety of positions for Aetrium, and was promoted to the position of President last October. Mr. Pollock has a lengthy and successful career in the electronics industry and prior to Aetrium he served in a variety of positions with the B.F. Goodrich Company’s sensor operation in Burnsville, Minnesota. Mr. Pollock received his bachelor of electrical engineering degree from Ohio University in 1982 and his MBA from Ohio University in 1983.

With his added responsibilities, Mr. Pollock will be responsible for all aspects of the operations of the Company, continuing to report to Joseph Levesque, the Chairman and Chief Executive Officer of Aetrium.

“John has been very successful in taking on the responsibilities of President of the Company,” said Mr. Levesque, “and we believe it is now time to recognize his overall responsibility for the operations of Aetrium that he has assumed.”

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.